Exhibit 10.3

AMENDMENT OF EXECUTIVE TRANSITION AGREEMENT

THIS AMENDMENT is made as of the _____ day of ______________, 2014, by and between ZYGO CORPORATION (the “Company”) and ______________ (the “Executive”).

RECITALS:

A. The Company and the Executive entered into an Executive Transition Agreement (the “Transition Agreement”) dated as of ______________, 201_, providing certain severance protections following a Change in Control (as defined in the Transition Agreement) of the Company.

B. In connection with its review of strategic alternatives, the Company is considering entering into a transaction (the “Transaction”) which, if consummated, would result in a Change in Control of the Company.

C. The Executive has provided extraordinary efforts and played an essential role in the strategic review and potential sale processes, and the Executive will be expected to continue to play an essential role in the process leading to the consummation of a Transaction.

D. The Company now desires to amend the Transition Agreement to, among other things, provide certain additional severance protection and benefits to the Executive in order to ensure the Executive’s continuing efforts, dedication and focus through the conclusion of the sale process and thereby enhance shareholder value.

NOW, THEREFORE, the parties agree as follows:

1. Section 2(b) of the Transition Agreement is amended by changing the severance multiplier from 1.0 to 2.0 and, as so amended, will read as follows:

“(b) a single sum cash payment in an amount equal to 2.0 times the sum of (i) the Executive’s annual rate of salary in effect on the date the Executive’s employment terminates (or, if greater, the rate in effect immediately before the Change in Control), plus (ii) 100% of the amount of the Executive’s target bonus opportunity for the fiscal year in which the Executive’s employment terminates (or, if there is no target bonus for such year, the amount of the bonus earned by the Executive for the immediately preceding year);”.

2. Section 4 of the Transition Agreement is amended in its entirety to read as follows:

“4. Golden Parachute Excise Tax.

(a) If a Change in Control occurs, and if any payments or benefits provided to the Executive by the Company under this Agreement, any Incentive and Retention Agreement or otherwise (including, without limitation, accelerated vesting of any equity-based or other incentive awards) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Internal

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Revenue Code of 1986, as amended (the “Code”) and will be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (collectively, the “Excise Tax”), then the Company shall pay to the Executive, no later than 15 days prior to the time the Excise Tax (or any portion thereof) is required to be paid by the Executive or withheld by the Company, an additional amount (the “Gross-up Payment”) equal to the sum of the Excise Tax payable by the Executive, plus the amount necessary to put the Executive in the same after-tax position (taking into account any and all applicable federal, state, local and other income, employment and excise taxes (including the Excise Tax and any income, employment and excise taxes imposed on the Gross-up Payment)) in which the Executive would have been if the Executive had not incurred any excise tax liability under Section 4999 of the Code. For purposes of calculating the Gross-Up Payment, the Executive shall be deemed to pay income taxes at the highest applicable marginal rates for the calendar year with respect to which the Gross-Up Payment is to be made. For the avoidance of doubt, the provisions of this Section 4 of the Agreement shall apply with respect to all payments and benefits, whether or not the Executive is or becomes entitled to receive severance payments and benefits under Section 2 of the Agreement.

(b) All determinations as to whether a Gross-Up Payment is required and the amount of each Gross-Up Payment required by this Section shall be determined by a nationally known independent accounting firm selected by the Company and reasonably acceptable to the Executive (the “Accountants”). The Accountants shall provide detailed supporting calculations to the Company and the Executive as requested by the Company or the Executive. The Company and the Executive shall provide the Accountants with such information and documents as the Accountants may reasonably request in order to make its determination(s) under this Section. In making its determinations, the Accountants may rely on reasonable, good faith interpretations, assumptions and approximations concerning the application of Sections 280G and 4999 of the Code. All fees and expenses of the Accountants will be borne by the Company. Subject to any determinations made by the Internal Revenue Service, all determinations made by the Accountants under this Section shall be final and binding on all interested persons.

(c) If a Gross-Up Payment is made and if it is subsequently established pursuant to a final determination of a court or an Internal Revenue Service proceeding or the written opinion of the Accountants that the Excise Tax upon which such Gross-Up Payment was based is higher or lower than previously reported, then the Accountants will re-determine the Gross-Up Payment based upon the revised Excise Tax amount. If the re-determined Gross-Up Payment is lower than what was previously determined, the Executive shall repay the difference to the Company within 30 days after his receipt of notice of such re-determination. If any such amount has been paid by the Executive as an Excise Tax or other tax, he shall cooperate with the Company in seeking a refund of any tax overpayments, and he shall not be required to make repayments to the

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Company until the overpaid taxes and interest thereon are refunded to him, at which time he shall pay to the Company the amount of the refund (to the extent applicable to the reduced Excise Tax) plus any interest received thereon from the government. If the re-determined Gross-Up Payment is higher than what was previously determined (including by reason of any payment the existence or amount of which could not be determined at the time of the prior determination), the Company shall make an additional Gross-up Payment to or for the benefit of the Executive (including any interest or penalties payable with respect to the additional Excise Tax amount) in an amount sufficient to put the Executive in the same after-tax position in which he would have been if the Excise Tax had not been imposed. Such payment will be made promptly (but not more than 30 days) after the date the Company is notified of the deficiency.”

3. Notwithstanding anything to the contrary contained herein or in any other written or oral agreement or understanding, this Amendment will be canceled and will be of no further force or effect in the event that a Transaction is not consummated on or before August 31, 2014. If this Amendment is canceled in accordance with the preceding sentence, the terms of the Transition Agreement in effect prior to this Amendment shall thereafter continue to apply.

4. The first sentence of the flush paragraph at the end of Section 1(e) of the Agreement is amended to read as follows: “Notwithstanding the foregoing, the Executive will not have “Good Reason” to terminate his employment merely because the Executive is no longer a senior executive of a public company and/or has a change in title, duties, authority, responsibilities or reporting structure as a result of the Transaction (including having a reporting relationship within a larger company) provided that the Executive retains a substantially similar level of responsibilities over the other portions and areas of the business for which he exercised responsibility prior to the Transaction.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

ZYGO CORPORATION

By:

[Executive]

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